Exhibit 12.3
TEXAS-NEW MEXICO POWER COMPANY
Ratio of Earnings to Fixed Charges
(In thousands, except ratio)

	Six Months Ended	Year Ended December 31,
	June 30, 2018	2017	2016	2015	2014	2013
Fixed charges, as defined by the Securities and Exchange Commission:

Interest expensed and capitalized	$15,176	$28,739	$27,698	$25,875	$24,941	$24,481
Amortization of debt premium, discount, and expenses	628	1,048	1,039	1,100	1,195	1,159
Estimated interest factor of lease rental charges	653	1,190	1,249	1,229	1,311	1,241

Total Fixed Charges	$16,457	$30,977	$29,986	$28,204	$27,447	$26,881

Earnings, as defined by the Securities and Exchange Commission:

Earnings from continuing operations before income taxes	$31,747	$67,071	$65,508	$66,088	$60,330	$46,711
Fixed charges as above	16,457	30,977	29,986	28,204	27,447	26,881
Interest capitalized	(924)	(1,189)	(877)	(593)	(609)	(361)

Earnings Available for Fixed Charges	$47,280	$96,859	$94,617	$93,699	$87,168	$73,231

Ratio of Earnings to Fixed Charges	2.87	3.13	3.16	3.32	3.18	2.72